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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-63014


           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT
                                 RENEWALS ONLY

                              PROSPECTUS SUPPLEMENT
                                 DATED 3/11/02


            Term                    Rate                  Annual Yield*
        ---------------------------------------------------------------
        3-5 mos.                    5.26%                    5.40%
        6-11 mos.                   6.16%                    6.35%
        12-17 mos.                  7.52%                    7.80%
        18-23 mos.                  7.71%                    8.00%
        24-29 mos.                  8.21%                    8.55%
        30-47 mos.                  8.99%                    9.40%
        48-59 mos.                  8.26%                    8.60%
        60-119 mos.                 8.76%                    9.15%
        120 mos.                    9.26%                    9.70%
        ---------------------------------------------------------------

                Minimum Investment for Investment Notes is $1,000

These rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity.


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 16, 2001, delivered in conjunction with this Rate Supplement dated March 11, 2002. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes. *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from April 1, 2002 through April 30, 2002. You may obtain an additional copy of the Prospectus dated October 16, 2001 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

                 Investment Notes represent obligations of ABFS
         and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


            (LOGO) AMERICAN BUSINESS            For information,
                   FINANCIAL SERVICES, INC.   call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com